UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2013

MEDICINOVA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33185	33-0927979
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4275 Executive Square, Suite 650

La Jolla, CA 92037

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 373-1500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 25, 2013, MediciNova (the “Company”) entered into a Severance Agreement and Release (the “Severance Agreement”) with Kirk Johnson, Ph.D., the Company’s Chief Scientific Officer. Pursuant to the Severance Agreement, Dr. Johnson’s employment terminated on September 21, 2013, and he will receive a severance payment, less appropriate deductions and withholdings, in the gross amount of (i) $97,850 plus (ii) $11,540.44 calculated as six months of COBRA health insurance premiums, payable after the applicable revocation period has expired. In consideration for such severance payment, Dr. Johnson provided the Company with a general release and waiver of any and all claims. Dr. Johnson will continue to serve the Company in a consulting capacity for up to ten hours per month for a period of one year following his separation for such matters as may reasonably be requested by the Company. For his consulting services, Dr. Johnson will be compensated at the rate of $3,000 per month in arrears and will be reimbursed for ordinary and necessary travel expenses. During the term of such consulting services, Dr. Johnson agreed not to engage in any activity which is competitive with or adverse to the business of the Company or to solicit the Company’s employees or business contacts. He also affirmed in the Severance Agreement that he will abide by the terms of his Proprietary Information and Inventions Agreement, which is unaffected by his separation. The Severance Agreement terminated the Executive Employment Agreement and the Severance Protection Agreement between the Company and Dr. Johnson.

The foregoing summary of the Severance Agreement is qualified in its entirety by reference to the Severance Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Severance Agreement and Release, dated as of September 25, 2013, by and between MediciNova, Inc. and Kirk Johnson, Ph.D.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDICINOVA, INC.

Dated: September 26, 2013	By:	/s/ Michael Gennaro
Michael Gennaro
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Severance Agreement and Release, dated as of September 25, 2013, by and between MediciNova, Inc. and Kirk Johnson, Ph.D.